Exhibit 99.2


                             [COX GRAPHIC OMITTED]
For immediate release August 12, 1999

          Fred Nichols Appointed Executive Vice President of Operations
                          for Cox Communications, Inc.

         ATLANTA --The appointment of Fred Nichols to Executive Vice President of Operations for Cox Communications Inc. was announced today by Jim Robbins, President and CEO.
         In his new position, Mr. Nichols will oversee all operations of the former-TCA Cable operations acquired today by Cox Communications. These operations are located in Texas, Arkansas, Louisiana and four other states.
         In making the announcement, Mr. Robbins said: "Fred is a highly regarded, long-time cable industry veteran and we're delighted to add him to our executive team at Cox. Under Fred's continued leadership and oversight, we are confident that we will successfully execute our plans to offer advanced services in the communities formerly served by TCA."
         Mr. Nichols joined TCA Cable in 1980 as Treasurer and served in a variety of senior management roles prior to being named President and Chief Operating Officer in 1990. He was appointed Chief Executive Officer in 1997. Prior to joining TCA, he served nine years in the commercial banking industry.
         A graduate of Baylor University, Mr. Nichols currently serves on the Boards of Directors of the National Cable Television Association and C-SPAN and is Chairman of the Board of Telesynergy, Inc., a cable television programming purchasing consortium.
         Following the close of pending cable system acquisitions, Cox will serve approximately six million customers nationwide, making it the nation's fifth largest cable company. A full-service provider of telecommunications products, Cox offers an array of services, including cable television under the Cox Cable brand; local and long distance telephone services under the Cox Digital Telephone brand; high-speed Internet access via Cox@Home; advanced digital video programming services under the Cox Digital TV brand; and commercial voice and data services via Cox Business Services. Cox is an investor in telecommunications companies including Sprint PCS and Excite@Home, as well as programming networks including Discovery Channel, The Learning Channel, Outdoor Life and Speedvision. More information about Cox Communications can be accessed on the Internet at www.cox.com.
                                      # # #

Contact:  Amy Cohn
          Director of Corporate Communications
          404/843-5769 phone
          888/395-1854 pager